Exhibit 95.1

MINE SAFETY DISCLOSURES

We operate aggregate mines that are subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § 801 et seq. (the “Mine Act”). Set forth below is the required information regarding certain mining safety and health matters for the quarter ended June 30, 2026. Citations and orders may be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed. The table below includes references to specific sections of the Mine Act.
The information in the table below is presented by mine, consistent with the manner in which we maintain safety and compliance information about our mining operations.

Mine Name or Location / ID	Section 104 Citations(a)	Section 104(b) Orders(b)	Section 104(d) Citations and Orders(c)	Section 110(b)(2) Violations(d)	Section 107(a) Orders(e)	Proposed Assessments(f)	Fatalities(g)	Pending Legal Action(h)
FNF Crushing 1 / 0203091	—	—	—	—	—	$—	—	—
FNF Crushing 2 / 0202622	—	—	—	—	—	$—	—	—
FNF Crushing 3 / 0202774	—	—	—	—	—	$—	—	—
FNF Crushing 4 / 0203036	1	—	—	—	—	$755	—	—
FNF Crushing 5 / 2902226	—	—	—	—	—	$—	—	—
FNF Crushing 6 / 0202589	—	—	—	—	—	$—	—	—
FNF Crushing 7 / 0203079	—	—	—	—	—	$—	—	—
FNF Crushing 8 / 0203035	—	—	—	—	—	$—	—	—
Arizona / VTW (1)	—	—	—	—	—	$—	—	—
Mesquite Wash Plant / 2602774	—	—	—	—	—	$—	—	—
Topaz Mine / 2602440	—	—	—	—	—	$—	—	—
Oklahoma / B7441 (1)	—	—	—	—	—	$—	—	—
Texas / B7441 (1)	2	—	—	—	—	$12,040	—	—
Utah / B7441 (1)	—	—	—	—	—	$—	—	—
Texas / C4778 (1)	—	—	1	—	—	$—	—	2
Wisconsin / A6370 (1)	—	—	—	—	—	$—	—	—
Alabama / 1KJ (1)	—	—	—	—	—	$—	—	—
Texas / E757 (1)	—	—	—	—	—	$—	—	—
Total	3	—	1	—	—	$12,795	—	2
(1)     Denotes where we are working as an "independent contractor" at another operator's mine.
(a)    The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA.
(b)    The total number of orders issued under Section 104(b) of the Mine Act.
(c)    The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act.
(d)    The total number of flagrant violations under Section 110(b)(2) of the Mine Act.
(e)    The total number of imminent danger orders issued under Section 107(a) of the Mine Act.
(f)    The total dollar value of proposed assessments from the MSHA under the Mine Act.
(g)    The total number of mining-related fatalities.
(h)    Any pending legal action before the Federal Mine Safety and Health Review Commission involving the applicable mine(s).
During the quarter ended June 30, 2026, our aggregate mines did not receive any written notices of a pattern of violations of mandatory health or safety standards, or of the potential to have such a pattern of violations, that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act.